UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 24, 2015

Premier, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36092	35-2477140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place

Charlotte, NC 28277

(Address of Principal Executive Offices) (Zip Code)

(704) 357-0022

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On July 24, 2015, the Board of Directors (“Board”) of Premier, Inc. (the “Company”) approved the appointment of Marvin R. O’Quinn and Marc D. Miller to the Board. The appointments were conditioned upon the formal acceptance by each of Messrs. O’Quinn and Miller. The new directors will fill the previously announced vacancies that will be created by the resignations of Lloyd Dean, effective July 15, 2015, and Tomi Ryba, effective August 1, 2015. The appointments were accepted and will be effective August 1, 2015.

Mr. O’Quinn, 63, has been the Senior Executive Vice President and Chief Operating Officer of Dignity Health in San Francisco, California since 2009. Prior to joining Dignity Health, Mr. O’Quinn served as President and Chief Executive Officer of Jackson Health System in Miami, Florida. Before assuming his role at Jackson Health System, Mr. O’Quinn served as Executive Vice President and Chief Operating Officer of Atlantic Health System in Florham Park, New Jersey and held executive positions with New York Presbyterian Health System, Providence Medical Center and Providence Milwaukee Hospital in Portland, Oregon. Additionally, he has held key positions with other hospitals and medical centers in Portland, Fresno and Seattle. He holds board appointments with Charles Drew University of Medicine and Science (Chairman), PriMed/Hill Physicians, Francisco Partners and Ministry Leadership Center. Mr. O’Quinn received a bachelor’s degree and a Masters of Health Administration from the University of Washington. The Company believes that Mr. O’Quinn’s qualifications to serve on the Company’s Board include his strong background in healthcare and healthcare management, his approximately 36 years of experience in the healthcare industry and his leadership experience through his executive positions of large healthcare systems.

Mr. Miller, 44, has been the President of Universal Health Services, Inc. in King of Prussia, Pennsylvania since 2009. Prior to his current position, Mr. Miller served in various executive roles with Universal Health Services, as well as key positions with Central Montgomery Medical Center, Wellington Regional Medical Center, The George Washington University Hospital and Mayo Clinic. He has served on the board of directors of Universal Health Services, Inc. since 2006 and on the board of trustees of Universal Health Realty Income Trust, a New York Stock Exchange listed company, since 2008. Mr. Miller received a bachelor’s degree from the University of Vermont and a Masters of Business Administration with a concentration in Healthcare Management and Finance from The Wharton School at the University of Pennsylvania. The Company believes that Mr. Miller’s qualifications to serve on the Company’s Board include his strong background in healthcare and healthcare management, his approximately 20 years of experience in the healthcare industry, his leadership experience through his executive positions of large healthcare systems and his public company experience.

Mr. O’Quinn will be a Class III director whose term will expire at the annual meeting of stockholders to be held in 2016. He has been appointed to serve on the Board’s Nominating and Governance Committee.

Mr. Miller will be a Class I director whose term will expire at the annual meeting of stockholders to be held in 2017. He has been appointed to serve on the Board’s Compensation Committee.

Messrs. O’Quinn and Miller are considered “member-directors” because they are employed by a U.S. hospital member, health system or group of hospitals participating in the Company’s group purchasing program.

In connection with their appointment to the Board, Messrs. O’Quinn and Miller are expected to receive the compensation for “member-directors” set forth under the caption “Compensation of Directors” in the Company’s Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders, dated and filed with the Securities and Exchange Commission on October 22, 2014, which description is incorporated herein by reference. There are no arrangements or understandings between Mr. O’Quinn or Mr. Miller and any other person pursuant to which either was selected to serve as a director of the Company, nor is either a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Appointment of Vice Chairman of the Board and Chairman of the Nominating and Governance Committee

On July 24, 2015, the Board approved the appointment of Terry Shaw as Vice Chairman of the Board and Chairman of the Board’s Nominating and Governance Committee. Mr. Shaw, a Class II director, will fill the vacancies created by the resignation of Dr. Charles Hart in May 2015. The new appointments will be effective immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier, Inc.

By:	/s/ Susan D. DeVore
Name: Susan D. DeVore
Title: Chief Executive Officer and President

Date: July 29, 2015